Exhibit 10.1
Variable Compensation Plan - Fiscal Year 2025
Overview
The compensation philosophy of NVIDIA Corporation (the “Company”) is to attract, motivate, retain and reward its management through a combination of base salary and performance based compensation. Certain Senior Officers, as defined below (collectively, the “Participants”), who are employed at the Company during fiscal year 2025 and, unless otherwise determined by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), are employees of the Company through the date that any amounts earned hereunder are paid, will be eligible to earn compensation under this Fiscal Year 2025 Variable Compensation Plan (the “Plan”). The Plan is designed to award compensation for performance in fiscal year 2025 to a Participant if the Company achieves certain corporate performance goals (the “Performance Goals”).
For purposes of the Plan, only the Company’s chief executive officer, chief financial officer and other named executive officers shall be considered “Senior Officers.” The Committee shall determine the persons to be specified as Senior Officers for purposes of this Plan and the Senior Officers who may be Participants hereunder.
Determination of Fiscal Year 2025 Payments
Each Participant is eligible to earn compensation under the Plan at a specified base amount (the “Base Payment Amount”) if the Company achieves its Performance Goals at a specified base level. A Participant’s Base Payment Amount is based on the difficulty and responsibility of each position. Each Participant’s Base Payment Amount will be entirely allocated to the achievement of the Performance Goals. The actual amount of compensation that may be earned by and paid to each Participant under this Plan (the “Actual Payment Amount”) may be more or less than his or her Base Payment Amount as described more fully below.
The Committee has set the Performance Goals for the Participants based on achievement of fiscal year 2025 revenue at specified threshold, base and stretch levels (the “Threshold Compensation Plan,” “Base Compensation Plan” and “Stretch Compensation Plan,” respectively). For purposes of the Plan, the “Actual Result” is defined as revenue, as reported on the Company’s income statement for fiscal year 2025, subject to adjustments if and to the extent determined appropriate by the Committee to reflect the exclusion of revenue from mergers with or acquisitions by the Company completed during fiscal year 2025.
The Actual Payment Amount for each Participant shall be determined pursuant to the following:
•If the Actual Result is less than the Threshold Compensation Plan, a Participant will not earn any Actual Payment Amount.
•If the Actual Result equals the Threshold Compensation Plan, each Participant may earn an Actual Payment Amount equal to 50% of his or her Base Payment Amount.
•If the Actual Result exceeds the Threshold Compensation Plan but is less than the Base Compensation Plan, each Participant may earn an Actual Payment Amount pursuant to the formula set forth below:
Actual Payment Amount = [((Actual Result – Threshold Compensation Plan) / (Base Compensation Plan – Threshold Compensation Plan)) * 50%) + 50%] * Base Payment Amount
•If the Actual Result equals the Base Compensation Plan, each Participant may earn an Actual Payment Amount equal to 100% of his or her Base Payment Amount.
•If the Actual Result exceeds the Base Compensation Plan but is less than the Stretch Compensation Plan, each Participant may earn an Actual Payment Amount pursuant to the formula set forth below:
Actual Payment Amount = [((Actual Result – Base Compensation Plan) / (Stretch Compensation Plan – Base Compensation Plan)) + 1] * Base Payment Amount
•If the Actual Result equals or exceeds the Stretch Compensation Plan, each Participant may earn an Actual Payment Amount equal to two (2) times his or her Base Payment Amount. In no event may any Participant earn an Actual Payment Amount in excess of two (2) times his or her Base Payment Amount.
Miscellaneous Provisions
Any payments under this Plan shall be made in the form of cash following the end of fiscal year 2025, on such schedule as may be approved by the Committee in its discretion, but in all cases in compliance with the short-term deferral exemption from Section 409A of the Internal Revenue Code of 1986, as amended. Any payments under this Plan shall be subject to any required payroll deductions and tax withholdings.
Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.

Notwithstanding whether this Plan is referenced in another agreement, policy, arrangement or other document, only the Board or the Committee may amend or terminate this Plan at any time.
Any payments or other benefits under this Plan shall be subject to recoupment in accordance with (i) the Company’s Compensation Recovery Policy, as amended from time to time, and (ii) any clawback policy that the Company is required to adopt pursuant to applicable law or listing standards or otherwise adopts, to the extent applicable and permissible under applicable law.
This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.